Exhibit 5.1

[LETTERHEAD OF TROY & GOULD PROFESSIONAL CORPORATION]

August 31, 2005

Arbios Systems, Inc.
8797 Beverly Blvd., Suite 304
Los Angeles, California 90048

Re:  REGISTRATION STATEMENT ON FORM S-8

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Arbios Systems, Inc. (the “Company”), which has been prepared for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 3,000,000 shares of Common Stock issuable upon the exercise of currently outstanding options and options and shares of restricted stock that may be granted in the future under the 2005 Stock Incentive Plan (the “Plan”).

We are familiar with the corporate proceedings heretofore taken or proposed to be taken by the Company in connection with the issuance, or authorization for issuance, of the shares covered by the Registration Statement. In addition, we have examined such records of the Company as in our judgment were necessary or appropriate to enable us to render the opinions expressed herein.

Based on the foregoing, it is our opinion that the shares of Common Stock included in Registration Statement and issuable pursuant to the Plan have been duly and validly authorized and, when issued in accordance with the Plan and paid for in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/TROY & GOULD Troy & Gould Professional Corporation